CONVERTIBLE LOAN AGREEMENT

dated

27 JUNE 2019

between

WISEKEY INTERNATIONAL HOLDING AG
as Borrower

and

YA II PN, LTD
as Lender

regarding a US$3,500,000 single currency convertible loan

ii

31.	Counterparts and Conclusion of Contract	39
32.	Governing Law and Jurisdiction	39

iii

THIS AGREEMENT is dated as at the date stated at the beginning of this Agreement and made between:

(1)	WISeKey International Holding AG, a company organised and existing under the laws of Switzerland whose registered address is at General-Guisan-Strasse 6, 6300 Zug, Switzerland, as borrower (the "Borrower"); and

(2)	YA II PN, Ltd, an exempted company incorporated in the Cayman Islands with limited liability, with its registered office at c/o Maples Corporate Services Limited, P.O. Box 309, Ugland House, South Church Street, George Town, Cayman Islands (the "Original Lender").

IT IS AGREED as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this Agreement:

"10 Non-Bank Rule" means the rule that the aggregate number of creditors under this Agreement which are not Qualifying Banks must not at any time exceed ten (10), if and as long as a violation of this rule results in Swiss Withholding Tax consequences for the Borrower, in each case in accordance with the meaning of the Guidelines or the applicable legislation or explanatory notes addressing the same issues that are in force at such time.

"20 Non-Bank Rule" means the rule that (without duplication) the aggregate number of lenders (including the Lender) other than Qualifying Banks, of the Borrower under all its outstanding debts relevant for classification as debenture (Kassenobligation) must not at any time exceed twenty (20), if and as long as a violation of this rule results in Swiss Withholding Tax consequences for the Borrower, in each case in accordance with the meaning of the Guidelines or the applicable legislation or explanatory notes addressing the same issues that are in force at such time.

"Additional Consideration" has the meaning ascribed to it in section 3 of Schedule 2 (Adjustment Mechancis).

"Affiliate" means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company.

"Anti-Corruption Laws" means all laws, statutes, rules, regulations, orders, executive orders, directives, policies, guidelines and codes having the force of law, whether local, national, international, as amended from time to time, including without limitation all applicable laws of Switzerland, the United Kingdom, the United States, or any other laws of another jurisdiction which may apply, that relate to anti-bribery, anti-corruption, books and records and internal controls, including the United States Foreign Corrupt Practices Act of 1977, the United Kingdom Bribery Act of 2010, and any other laws of another jurisdiction, in each case insofar as applicable to the Borrower and its Affiliates.

"Anti-Money Laundering Laws" means all applicable laws, statutes, rules, regulations, orders, executive orders, directives, policies, guidelines and codes having the force of law, whether local, national, international, as amended from time to time, including without limitation all applicable laws of Switzerland, the United Kingdom, the United States, or any other laws of another jurisdiction which may apply, that relate to money laundering, terrorist financing, financial record keeping and reporting requirements, in each case insofar as applicable to the Borrower and its Affiliates.

"Authorisation" means an authorisation, consent, approval, resolution, licence, exemption, filing, notarisation or registration.

"Borrower" has the meaning ascribed to it in the recitals.

"Borrower Shares" means issued and fully paid registered common shares of the Borrower with a current nominal value of CHF 0.05 (Stammaktien), or any other shares or stock resulting from any subdivision, consolidation or reclassification of such shares, which as between themselves have no preference in respect of dividends or of amounts payable in the event of any voluntary or involuntary liquidation or dissolution of the Borrower.

"Business Day" means a day (other than a Saturday or Sunday) on which banks are open for general business the whole day in New York (NY, United States) and Zurich (Switzerland).

"Confidential Information" means all information relating to the Finance Documents or the Facility of which a Party becomes aware in its capacity as, or for the purpose of becoming, a Party or which is received by the Party in relation to, or for the purpose of becoming a Party to, the Finance Documents or the Facility from the other Party or any of its advisers in whatever form, and includes information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information but excludes information that:

(a)	is or becomes public information other than as a direct or indirect result of any breach by the receiving Party of Clause 29 (Confidential Information); or

(b)	is identified in writing at the time of delivery as non-confidential by the disclosing Party or any of its advisers; or

(c)	is known by the receiving Party before the date the information is disclosed to it for the purpose of becoming a Party to the Finance Documents or the Facility from either the other Party or any of its advisers or is lawfully obtained by the receiving Party after that date, from a source which is, as far as the receiving Party is aware, unconnected with the other Party and which, in either case, as far as the receiving Party is aware, has not been obtained in breach of, and is not otherwise subject to, any obligation of confidentiality.

"Conversion Amount" has the meaning ascribed to it in Clause 7.1 (Conversion Right, Conversion Ratio and Conversion Price).

"Conversion Price" means the Initial Conversion Price as the same and any subsequent Conversion Price may be adjusted in accordance with the terms and conditions set forth in Schedule 2 (Adjustment Mechanics).

"Conversion Notice" means a notice substantially in the form set out in Schedule 3 (Conversion Notice).

"Current Market Price" means the average of the daily VWAP of one Borrower Share on each of the five (5) consecutive Trading Days ending on (and including) the Trading Day immediately preceding the date by reference to which such average is calculated, provided that when calculating the average of the VWAPs the gross dividend amount (or any other entitlement), if any, of any dividend (or any other entitlement) paid during any of the above mentioned period of five (5) consecutive Trading Days, shall be added back to the VWAPs on each of the Trading Days on which the Borrower Shares are traded ex-dividend (or any other entitlement).

"Default" means an Event of Default or any event or circumstance specified in Clause 18 (Events of Default) which would (with the expiry of a grace period, the giving of notice, the making of any determination under the Finance Documents or any combination of any of the foregoing) be an Event of Default.

"Disruption Event" means either or both of:

(a)	a material disruption to those payment or communications systems or to those financial markets which are, in each case, required to operate in order for payments or deliveries of shares to be made in connection with the Facility (or otherwise in order for the transactions contemplated by the Finance Documents to be carried out) which disruption is not caused by, and is beyond the control of, any of the Parties; or

(b)	the occurrence of any other event which results in a disruption (of a technical or systems-related nature) to the treasury or payments operations of a Party preventing that, or any other Party:

(i)	from performing its payment, settlement and/or delivery obligations under the Finance Documents; or

(ii)	from communicating with other Parties in accordance with the terms of the Finance Documents,

and which (in either such case) is not caused by, and is beyond the control of, the Party whose operations are disrupted.

"Distribution" has the meaning ascribed to it in section 1(c) of Schedule 2 (Adjustment Mechancis).

"Distribution Date" has the meaning ascribed to it in section 1(c) of Schedule 2 (Adjustment Mechancis).

"Dividend" means a distribution per Borrower Share made by the Borrower to holders of the Borrower Shares at any time as (a) a cash dividend, (b) a repayment of paid-in capital, (c) a stock dividend in lieu of a cash dividend, or (d) tradable put options in lieu of a cash dividend.

"Effective Date" means the last date on which the Borrower Shares are traded cum-dividend on the Relevant Exchange or, in the case of a purchase, redemption or buy back of Borrower Shares or any depositary or other receipts or certificates representing Borrower Shares, the date on which such purchase, redemption or buy back is made or in the case of a spin-off, the last date on which the Borrower Shares are traded cum-the relevant spin-off on the Relevant Exchange.

"Event of Default" means any event or circumstance specified as such in Clause 18 (Events of Default).

"Ex-Date" means the first day on which the Borrower Shares are traded on the Relevant Exchange without entitlement (ex).

"Exercise Period" has the meaning ascribed to it in Clause 7.2 (Conversion Notices, Exercise of Conversion Right and Conversion Date).

"Existing Facility Agreement" means that certain US$3,500,000 Single Currency Term Loan Facility Agreement entered into between the Borrower as borrower and the Lender as lender, dated 28 September 2018.

"Facility" means the term loan facility made available under this Agreement as described in Clause 2 (Facility).

"Finance Document" means this Agreement and any other document designated as a "Finance Document" by the Lender and the Borrower.

"Financial Indebtedness" means any indebtedness for or in respect of:

(a)	moneys borrowed and debit balances at banks or other financial institutions;

(b)	any acceptance under any acceptance credit or bill discounting facility (or dematerialised equivalent);

(c)	any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;

(d)	the amount of any liability in respect of any lease or hire purchase contract which would, in accordance with the accounting principles applicable to the Borrower, be treated as a balance sheet liability;

(e)	receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis);

(f)	any counter-indemnity obligation in respect of a guarantee, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution;

(g)	any amount raised under any other transaction (including any forward sale or purchase, sale and sale back or sale and leaseback agreement) having the commercial effect of a borrowing;

(h)	any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price (and, when calculating the value of any derivative transaction, only the marked to market value (or, if any actual amount is due as a result of the termination or close-out of that derivative transaction, that amount) shall be taken into account); and

(i)	the amount of any liability in respect of any guarantee for any of the items referred to in paragraphs (a) to (g) above.

"Guidelines" means, together, guideline S-02.123 in relation to interbank loans of 22 September 1986 (Merkblatt "Verrechnungssteuer auf Zinsen von Bankguthaben, deren Gläubiger Banken sind (Interbankguthaben)" vom 22. September 1986), guideline S-02.122.1 in relation to bonds of April 1999 (Merkblatt "Obligationen" vom April 1999), guideline S-02.130.1 in relation to money market instruments and book claims of April 1999 (Merkblatt vom April 1999 betreffend Geldmarktpapiere und Buchforderungen inländischer Schuldner), guideline S-02.128 in relation to syndicated credit facilities of January 2000 (Merkblatt "Steuerliche Behandlung von Konsortialdarlehen, Schuldscheindarlehen, Wechseln und Unterbeteiligungen" vom Januar 2000), circular letter No. 34 of 26 July 2011 (1-034-V-2011) in relation to deposits (Kreisschreiben Nr. 34 "Kundenguthaben" vom 26. Juli 2011) and the circular letter No. 15 of 3 October 2017 in relation to bonds and derivative financial instruments as subject matter of taxation of Swiss federal income tax, Swiss withholding tax and Swiss stamp taxes (Kreisschreiben Nr. 15 "Obligationen und derivative Finanzinstrumente als Gegenstand der direkten Bundessteuer, der Verrechnungssteuer und der Stempelabgaben" vom 3. Oktober 2017), in each case as issued, amended or replaced from time to time, by the Swiss Federal Tax Administration or as substituted or superseded and overruled by any law, statute, ordinance, court decision, regulation or the like as in force from time to time.

"Holding Company" means, in relation to a person, any other person in respect of which it is a Subsidiary.

"Independent Expert" means an independent investment bank of international repute or an independent law firm or accounting firm of international repute or an independent financial advisor with relevant expertise of international repute (an "Expert") selected and instructed by the Borrower and the Lender by mutual agreement or in accordance with the procedure set forth in section 7 of Schedule 2 (Adjustment Mechanics).

"Initial Conversion Price" means CHF 3.00.

"Intermediary" means SIS or any other indermediary in Switzerland recognized for the purposes of entering uncertificates securities (Wertrechte) in the main register (Hauptregister) by the Relevant Exchange.

"Legal Reservations" means:

(a)	the principle that certain remedies may be granted or refused at the discretion of a court and the limitation of enforcement by laws relating to bankruptcy, insolvency, liquidation, reorganisation, court schemes, moratoria, administration and other laws generally affecting the rights of creditors;

(b)	the time barring of claims under applicable limitation laws, the possibility that an undertaking to assume liability for or indemnify a person against non-payment of stamp duty may be void and defences of set-off or counterclaim under the laws of the applicable jurisdiction; and

(c)	similar principles, rights and defences under the laws of any Relevant Jurisdiction.

"Lender" means:

(a)	the Original Lender; and

(b)	any other third party which has become a Party as a "Lender" in accordance with Clause 20.1 (Transfer by the Lender),

which in each case has not ceased to be a Lender in accordance with the terms of this Agreement.

"Lender's Spot Rate of Exchange" means any publicly available spot rate of exchange selected by the Lender (acting reasonably), for the purchase of CHF with US$ (US$/CHF) in the New York foreign exchange market at the time of determination.

"Loan" means the loan made or to be made under the Facility or the principal amount outstanding for the time being of that loan.

"Material Adverse Effect" means a material adverse effect on the ability of the Borrower to perform its obligations under the Finance Documents.

"Maturity Date" means 30 July 2020.

"Non-Bank Rules" means, together, the 10 Non-Bank Rule and the 20 Non-Bank Rule.

"Original Lender" means YA II PN, Ltd.

"Other Securities" means equity securities of the Borrower other than Borrower Shares.

"Party" means a party to this Agreement.

"Purchase Rights" has the meaning ascribed to it in section 1(b) of Schedule 2 (Adjustment Mechancis).

"Put Option" has the meaning ascribed to it in section 1(d) of Schedule 2 (Adjustment Mechancis).

"Record Date" means the last Business Day prior to the Ex-Date.

"Relevant Exchange" means (i) in the case of Borrower, SIX Swiss Exchange or any successor thereof or, if the Borrower Shares are no longer admitted to trading on the SIX Swiss Exchange, the principal stock exchange or securities market on which the Borrower Shares are traded, and (ii) in the case of other securities, the principal stock exchange or securities market on which such other securities are traded.

"Relevant Jurisdiction" means, in relation to the Borrower:

(a)	Switzerland; and

(b)	any jurisdiction where it conducts its business.

"Repayment Date" means each date set out in paragraph (a) of Clause 6 (Repayment).

"Repayment Date" means each repayment instalment set out in paragraph (a) of Clause 6 (Repayment).

"Repeating Representations" means each of the representations set out in Clause 15.1 (Status) to Clause 15.10 (No default) (inclusive) and Clause 15.12 (No proceedings) to Clause 15.15 (No violation of Sanctions) (inclusive).

"Representative" means any delegate, agent, manager, administrator, nominee, attorney, trustee or custodian.

"Retroactive Adjustment" has the meaning ascribed to it in section 3 of Schedule 2 (Adjustment Mechancis).

"Sanctions Laws" means all economic, financial or other sanctions laws or embargos administered or enforced by a competent governmental authority, in each case to the extent applicable to the Borrower, including without limitation: (i) the United Nations Security Council; (ii) the European Union; (iii) the governmental institutions and agencies of the United States, including the Office of Foreign Assets Control of the United States Department of the Treasury ("OFAC"), and including Public Law No. 115-44, the Countering America’s Adversaries Through Sanctions Act; and (iv) the governmental institutions and agencies of the United Kingdom, including Her Majesty's Treasury ("HMT").

"SIS" means SIX SIS Ltd.

"SIX Swiss Exchange" means SIX Swiss Exchange Ltd (or any successor to SIX Swiss Exchange Ltd), or the Swiss stock exchange operated by that company, as the context requires.

"Standby Equity Distribution Agreement" means the standby equity distribution agreement entered into between the Borrower as company and the Lender as investor, dated 8 February 2018, as amended and/or amended and restated from time to time.

"Structuring Fee" has the meaning ascribed to it in Clause 10.1 (Structuring Fee).

"Subsidiary" of a person means any person:

(a)	which is controlled, directly or indirectly, by the first-mentioned person; or

(b)	more than half the issued (share) capital of which is beneficially owned, directly or indirectly, by the first-mentioned person; or

(c)	which is a Subsidiary of another Subsidiary of the first-mentioned person;

and, for these purposes, a person shall be deemed to be "controlled" by another person if that other person is able to direct its affairs and/or to control the composition of its board of directors or equivalent body.

"Swiss Withholding Tax" means the tax imposed based on the Swiss Federal Act on Withholding Tax of 13 October 1965 (Bundesgesetz über die Verrechnungssteuer) together with the related ordinances, regulations and guidelines.

"Up-front Fee" has the meaning ascribed to it in Clause 10.2 (Up-front Fee).

"Qualifying Bank" means:

(a)	any bank as defined in the Swiss Federal Code for Banks and Savings Banks dated 8 November 1934 (Bundesgesetz über die Banken und Sparkassen); or

(b)	a person or entity which effectively conducts banking activities with its own infrastructure and staff as its principal business purpose and which has a banking license in full force and effect issued in accordance with the banking laws in force in its jurisdiction of incorporation, or if acting through a branch, issued in accordance with the banking laws in the jurisdiction of such branch, all and in each case within the meaning of the Guidelines.

"Tax" means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same) imposed by any jurisdiction, government, state or agency of a state.

"Tax Deduction" means a deduction or withholding for or on account of Tax from a payment under a Finance Document.

"Total Facility Amount" has the meaning ascribed to it in Clause 2 (Facility).

"Trading Day(s)" means any day (other than a Saturday or Sunday) on which (i) the Relevant Exchange is open for business and Borrower Shares may be dealt in or (ii) (if the Borrower Shares are not listed or admitted to trading on the Relevant Exchange) closing bid and offered prices are furnished for the Borrower Shares.

"Unpaid Sum" means any sum due and payable but unpaid by the Borrower under the Finance Documents.

"Utilisation" means the drawdown of the Loan to occur on the Utilisation Date.

"Utilisation Date" means the date on which the Loan is to be made.

"VAT" means:

(a)	any tax imposed in compliance with the Council Directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112);

(b)	any tax imposed based on the Swiss Federal Act on Value Added Tax of 12 June 2009 (Bundesgesetz über die Mehrwertsteuer) together with the related ordinances, regulations and guidelines; and

(c)	any other tax of a similar nature, whether imposed in a member state of the European Union in substitution for, or levied in addition to, such tax referred to in paragraph (a) above, or imposed elsewhere.

"VWAP" means with respect to any Trading Day, the volume-weighted average price of one Borrower Share (or one Put Option) published by Bloomberg Page HP (setting Weighted Average Line) or, if there is none, such other source as shall be determined to be appropriate by the Independent Expert on such Trading Day, provided that on any Trading Day on which such price is not available or cannot otherwise be determined as provided above, the VWAP of a Borrower Share in respect of such Trading Day shall be the volume-weighted average price, determined as provided above, on the immediately preceding Trading Day on which the same can be so determined.

"Warrant Agreement" means that certain Warrant Agreement entered into between the Borrower as issuer and the Lender as investor, dated on or around the date hereof, as amended and/or amended and restated from time to time.

1.2	Construction

(a)	Unless a contrary indication appears, a reference in this Agreement to:

(i)	the "Lender", the "Borrower", any "Party" or any other person shall be construed so as to include its successors in title, permitted assigns and permitted transferees to, or of, its rights and/or obligations under the Finance Documents;

(ii)	"assets" includes present and future properties, revenues and rights of every description;

(iii)	a "Finance Document" or any other agreement or instrument is a reference to that Finance Document or other agreement or instrument as amended, novated, supplemented, extended or restated;

(iv)	"guarantee" means any guarantee, letter of credit, bond, indemnity or similar assurance against loss, or any obligation, direct or indirect, actual or contingent, to purchase or assume any indebtedness of any person or to make an investment in or loan to any person or to purchase assets of any person where, in each case, such obligation is assumed in order to maintain or assist the ability of such person to meet its indebtedness;

(v)	"indebtedness" includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

(vi)	a "person" includes any individual, firm, company, corporation, government, state or agency of a state or any association, trust, joint venture, consortium, partnership or other entity (whether or not having separate legal personality);

(vii)	a "regulation" includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or of any regulatory, self-regulatory or other authority or organisation;

(viii)	a "Clause", or a "Schedule" is a reference to a clause of or schedule to, this Agreement and Schedules shall form an integral part of this Agreement;

(ix)	a provision of law is a reference to that provision as amended or re-enacted; and

(x)	a time of day is a reference to Zurich time unless otherwise specified.

(b)	Unless the context requires otherwise, definitions in singular shall include the plural and vice versa.

(c)	Unless a contrary indication appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.

(d)	A Default (other than an Event of Default) is "continuing" if it has not been remedied or waived and an Event of Default is "continuing" if it has not been waived.

1.3	Currency symbols and definitions

"US$" and "dollars" denote the lawful currency of the United States of America and "CHF" and "Swiss francs" denote the lawful currency of Switzerland.

2.	FACILITY

Subject to the terms of this Agreement, the Lender makes available to the Borrower an unsecured convertible loan facility in an aggregate amount equal to US$3,500,000 (such amount, the "Total Facility Amount").

3.	PURPOSE

(a)	The Borrower shall apply all amounts borrowed by it under the Facility to finance its general corporate purposes.

(b)	The Lender is not bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.

4.	UTILISATION

Upon signing of this Agreement, the Borrower shall be deemed to have (irrevocably) requested to utilise the Facility on the following terms:

(a)	Utilisation Date: Not more than two (2) Business Days after the fulfilment of all conditions pursuant to Clause 5.1 (Initial conditions precedent).

(b)	Currency of the Loan: US$.

(c)	Amount: Total Facility Amount, of which:

(i)	US$500,000 have already been funded and are outstanding under the Existing Facility Agreement and will, from the Utilisation Date, be rolled-in and deemed outstanding and subject to this Agreement in all respects;

(ii)	US$140,000 will be retained by the Lender and directed to the payment of the Up-front Fee; and

(iii)	US$2,860,000 will be made available to the Borrower pursuant to para. (b) of Clause 21.1 (Payments in general).

5.	CONDITIONS TO UTILISATION

5.1	Initial conditions precedent

(a)	The Lender will only be obliged to make the Loan available if on or before the Utilisation Date the Lender has received all of the documents and other evidence listed in Part I and Part II of Schedule 1 (Conditions precedent) in form and substance satisfactory to the Lender. The Lender shall notify the Borrower promptly upon being so satisfied.

(b)	The Lender is free to waive the requirement to receive any (or all) of the documents and other evidence listed in Part I and Part II of Schedule 1 (Conditions precedent). Such waiver is only valid and effective if made in writing.

5.2	Further conditions precedent

Subject to Clause 5.1 (Initial conditions precedent), the Lender will only be obliged to make the Loan available, if on the date of this Agreement and on the Utilisation Date:

(a)	no Default is continuing or would result from the making of the Loan; and

(b)	all the representations and warranties in Clause 15 (Representations) to be made by the Borrower are true in all material respects.

6.	REPAYMENT

(a)	Subject to the exercise of the Lender of its Conversion Right pursuant to Clause 7 (Conversion) with respect to any outstanding principal amount of the Loan, the Borrower shall repay the Loan in instalments by repaying on each Repayment Date an amount which reduces the amount of the Loan by the amount set out opposite that Repayment Date below:

Repayment Date	Repayment Instalment
1 August 2019	US$250,000
1 September 2019	US$250,000
1 October 2019	US$250,000
1 November 2019	US$250,000
1 December 2019	US$250,000
1 January 2020	US$250,000
1 February 2020	US$250,000
1 March 2020	US$250,000

Repayment Date	Repayment Instalment
1 April 2020	US$250,000
1 May 2020	US$250,000
1 June 2020	US$250,000
1 July 2020	US$250,000
1 August 2020	US$500,000

For the avoidance of doubt, in addition to each Repayment Instalment, the Borrower shall pay accrued interest on the outstanding principal amount of the Loan on each Repayment Date as further set out in Clause 9.1 (Payment of interest).

(b)	The Borrower may not re-borrow any part the Facility which is repaid.

7.	CONVERSION

7.1	Conversion Right, Conversion Ratio and Conversion Price

(a)	The Lender may, in its sole and absolute discretion elect any amount outstanding under this Agreement (irrespective of whether the relevant amount is part of the principal amount of the Loan or accrued interest) (the "Conversion Amount") to be settled by converting the Conversion Amount into Borrower Shares at the Conversion Ratio. Such right of the Lender to require a conversion of the Conversion Amount into Borrower Shares at the Conversion Ratio is herein referred to as the "Conversion Right" and the settlement of the Conversion Amount via the conversion of such amount into Borrower Shares at the Conversion Ratio is herein referred to as the "Conversion".

(b)	The conversion ratio (the "Conversion Ratio") will be determined by converting the Conversion Amount into CHF, using the Lender's Spot Rate of Exchange on the Conversion Date (at a time determined by the Lender in its sole discretion) and dividing the resulting figure by the Conversion Price prevailing on the Conversion Date. The number of Borrower Shares to be delivered upon Conversion shall be rounded down to the next full number. Any remainder smaller than CHF 10 shall not be paid.

7.2	Conversion Notices, Exercise of Conversion Right and Conversion Date

(a)	Conversion Notices. The Lender may exercise its Conversion Right at any time between the date of this Agreement and the date that all amounts outstanding under the Finance Documents have been repaid in full (the "Exercise Period") by serving a Conversion Notice to the Borrower. The Conversion Notice, once delivered, shall be irrevocable. If the Conversion Notice is delivered after the end of normal business hours or on a day which is not a Business Day, such delivery shall be deemed for all purposes of this Agreement to have been made on the following Business Day.

(b)	Exercise of Conversion Right. The Conversion Right may be exercised at any time during the Exercise Period in one or multiple instances and with respect to any Conversion Amount (i.e. there is no "minimum" Conversion Amount to be converted). Upon the exercise of the Conversion Right by the Lender, the respective Conversion Amount shall be deemed to become immediately due and payable and upon delivery of the relevant number of Borrower Shares, the respective Conversion Amount shall be deemed to be settled.

(c)	Conversion Date. The conversion date in respect of a Conversion Amount (the "Conversion Date") shall be the date on which a Conversion Notice has been received or is deemed to have been received in accordance with paragraph (a) above.

7.3	Delivery of Borrower Shares

(a)	Issuance of Borrower Shares. The Borrower Shares to be delivered upon the exercise by the Lender of the Conversion Right pursuant to this Clause 7 shall be delivered from Borrower Shares held in treasury by the Borrower or its Subsidiaries, or newly issued from the Borrower's conditional share capital (bedingtes Aktienkapital) or the Borrower's authorized share capital (genehmigtes Aktienkapital) of the Borrower, with the same entitlements as the other outstanding Borrower Shares, except that the Borrower Shares so delivered will not give any right for any dividend or other distribution declared, paid or made by reference to a Record Date prior to the Conversion Date and except that the voting rights may not be exercised unless the person designated in the Conversion Notice as recipient of the Borrower Shares is registered as the holder of the Borrower Shares in the Borrower's share register (Aktienbuch).

(b)	Delivery of Borrower Shares. The Borrower will effect delivery of the Borrower Shares within not more than two (2) Trading Days after the Conversion Date through the Intermediary in accordance with directions given by the Lender in the relevant Conversion Notice and enter the Lender (or any designee of the Lender to which relevant Borrower Shares are transferred in accordance with the Conversion Notice) into the Borrower's share register (Aktienbuch).

(c)	Taxes and other costs. Any Swiss Federal Stamp Duty, if due, as well as the fee of the Relevant Exchange, if any, payable upon the delivery of the Borrower Shares to the Lender (or any designee of the Lender) upon a Conversion will be paid or reimbursed by the Borrower.

7.4	Satisfaction of repayment obligations

The actual conversion in accordance with this Clause 7 of any outstanding principal amount of the Loan which is part of the Conversion Amount shall satisfy the obligations under Clause 6 (Repayment) in their actual order of payment..

8.	PREPAYMENT AND REPAYMENT RESTRICTIONS

The Borrower shall not repay or prepay all or any part of the Loan except at the times and in the manner expressly provided for in this Agreement.

9.	INTEREST

9.1	Payment of interest

The rate of interest on the Loan is six (6) per cent. per annum. Subject to the exercise of the Lender of its Conversion Right pursuant to Clause 7 (Conversion) with respect to any accrued interest, the Borrower shall pay accrued interest on the outstanding principal amount of the Loan on each Repayment Date, it being understood that (a) in case of a repayment pursuant to Clause 6 (Repayment) the principal amount of the Loan to be repaid shall be deemed outstanding until and including the relevant Repayment Date and (b) in case of a Conversion pursuant to Clause 7 (Conversion) any outstanding principal amount of the Loan which shall be a part of the Conversion Amount and subject to the Conversion shall be deemed outstanding until and including the actual delivery of the required number of Borrower Shares to the Lender pursuant to Clause 7.3 (Delivery of Borrower Shares).

9.2	Default interest

If the Borrower fails to pay any amount payable by it under a Finance Document on its due date, interest shall accrue on the overdue amount from the due date up to the date of actual payment (both before and after judgment) at a rate which is two (2) per cent. per annum higher than the rate of interest pursuant to Clause 9.1 (Payment of interest). Any interest accruing under this Clause 9.2 shall be immediately payable by the Borrower on demand by the Lender.

9.3	Minimum interest

By entering into this Agreement, the Parties have assumed in bona fide that the interest payable hereunder is not and will not become subject to any Tax Deduction on account of Swiss Withholding Taxes. Nevertheless, if a Tax Deduction is required by Swiss law to be made by the Borrower in respect of any interest payable under a Finance Document and should it be unlawful for the Borrower to comply with paragraph (c) of Clause 11.1 (Tax gross up) for any reason (where this would otherwise be required by the terms of Clause 11.1 (Tax gross up)) then:

(a)       the applicable interest rate in relation to that interest payment shall be:

(i)	six (6) per cent. per annum, divided by

(ii)	one (1) minus the rate at which the relevant Tax Deduction is required to be made (where the rate at which the relevant Tax Deduction is required to be made is for this purpose expressed as a fraction of one (1) rather than as a percentage),

(b)	that Borrower shall:

(i)	pay the relevant interest at the adjusted rate in accordance with paragraph (a) above; and

(ii)	make the Tax Deduction on the interest so recalculated;

(c)	all references to a rate of interest under the Loan shall be construed accordingly; and

(d)	if the Borrower pays the interest under this Clause, it shall cooperate with the Lender to enable the Lender to receive a full or partial refund of the Swiss Withholding Tax under an applicable double taxation treaty. If and to the extent the Lender receives a refund of Swiss Withholding Tax, it shall forward such amount, after deduction of costs, to the Borrower. Nothing in this Clause shall interfere with the Lender's right to arrange its tax affairs in whatever manner it thinks fit and, without limiting the foregoing, the Lender shall not be under any obligation to claim any Swiss Withholding Tax refund in priority to any other claims, relieves, credits or deductions available to it.

10.	FEES

10.1	Structuring Fee

(a)	The Borrower shall pay to the Lender (or its designee) a non-refundable and nonrecurring structuring fee in an amount of US$20,000 (the "Structuring Fee"). The Parties acknowledge and agree that the amount payable as Structuring Fee shall not be reduced for any reason.

(b)	The Structuring Fee has been paid by the Borrower prior to the date of this Agreement.

10.2	Up-front Fee

The Borrower shall pay to the Lender a non-refundable and non-recurring up-front fee in an amount of US$140,000 (the "Up-front Fee"). The Parties acknowledge and agree that the amount payable as Up-front Fee shall not be reduced for any reason.

11.	TAX GROSS UP AND INDEMNITIES

11.1	Tax gross-up

(a)	The Borrower shall make all payments to be made by it (including interest, principal, interest for late payment and default) without any Tax Deduction, unless a Tax Deduction is required by law.

(b)	The Borrower shall promptly upon becoming aware that it must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Lender accordingly. Similarly, the Lender shall notify the Borrower on becoming so aware in respect of a payment payable to itself.

(c)	If a Tax Deduction is required by law to be made by the Borrower, the amount of the payment due from the Borrower shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

(d)	Provided that no Event of Default is continuing and that the Borrower has fully complied with its obligations regarding compliance with the Non-Bank Rules, a payment to any Lender other than the Original Lender shall not be increased under paragraph (c) above if on the date on which the payment falls due the payment could have been made to the relevant Lender (which is not the Original Lender) without any Tax Deduction on account of Swiss Withholding Tax if the Lender (which is not the Original Lender) had been a Qualifying Bank, but on that date that Lender is not or has ceased to be a Qualifying Bank (other than as a result of any change after the date it became a Lender under this Agreement in (or in the interpretation, administration, or application of) any law, treaty or any published practice of any relevant taxing authority).

(e)	If the Borrower is required to make a Tax Deduction, it shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

(f)	Within thirty (30) days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Borrower shall deliver to the Lender evidence satisfactory to the Lender that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.

11.2	Tax indemnity

(a)	The Borrower shall (within three (3) Business Days of demand by the Lender) pay to the Lender an amount equal to the loss, liability or cost which the Lender determines will be or has been (directly or indirectly) suffered for or on account of Tax by the Lender in respect of a Finance Document.

(b)	Paragraph (a) above shall not apply:

(i)	with respect to any Tax assessed on the Lender:

(A)	under the law of the jurisdiction in which the Lender is incorporated or, if different, the jurisdiction (or jurisdictions) in which the Lender is treated as resident for tax purposes; or

(B)	under the law of the jurisdiction in which the Lender's office is located in respect of amounts received or receivable in that jurisdiction,

if that Tax is imposed on or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable) by the Lender; or

(ii)	to the extent a loss, liability or cost is compensated for by an increased payment under Clause 11.1 (Tax gross-up) or an increased interest as calculated pursuant to Clause 9.3 (Minimum interest).

(c)	If the Lender makes or intends to make a claim under paragraph (a) above, it shall promptly notify the Borrower of the event which will give, or has given, rise to the claim.

11.3	Stamp taxes

The Borrower shall pay and, within three (3) Business Days of demand, indemnify the Lender against any cost, loss or liability the Lender incurs in relation to all stamp duty, registration and other similar Taxes payable in respect of any Finance Document.

11.4	VAT

(a)	All amounts expressed to be payable under a Finance Document by the Borrower to the Lender which (in whole or in part) constitute the consideration for any supply for VAT purposes are deemed to be exclusive of any VAT which is chargeable on that supply, and accordingly, if VAT is or becomes chargeable on any supply made by the Lender to the Borrower under a Finance Document and the Lender is required to account to the relevant tax authority for the VAT, the Borrower must pay to the Lender (in addition to and at the same time as paying any other consideration for such supply) an amount equal to the amount of the VAT (and the Lender must promptly provide an appropriate VAT invoice to the Borrower).

(b)	Where a Finance Document requires the Borrower to reimburse or indemnify the Lender for any cost or expense, the Borrower shall reimburse or indemnify (as the case may be) the Lender for the full amount of such cost or expense, including such part thereof as represents VAT, save to the extent that the Lender reasonably determines that it is entitled to credit or repayment in respect of such VAT from the relevant tax authority.

12.	OTHER INDEMNITIES

12.1	Currency indemnity

(a)	If any sum due from the Borrower under the Finance Documents (a "Sum"), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the "First Currency") in which that Sum is payable into another currency (the "Second Currency") for the purpose of:

(i)	making or filing a claim or proof against the Borrower; or

(ii)	obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings,

the Borrower shall as an independent obligation, within three (3) Business Days of demand, indemnify the Lender to whom that Sum is due against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (A) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (B) the rate or rates of exchange available to that person at the time of its receipt of that Sum.

(b)	The Borrower waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in another currency than dollars.

12.2	Other indemnities

The Borrower shall, within three (3) Business Days of demand, indemnify the Lender against any cost, loss or liability incurred by it as a result of:

(a)	the occurrence of any Event of Default;

(b)	a failure by the Borrower to pay any amount due under a Finance Document on its due date or to deliver any Borrower Shares to the Lender pursuant to the terms of this Agreement;

(c)	funding, or making arrangements to fund the Loan but not made by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of default or negligence by the Lender alone);

(d)	investigating any event which it reasonably believes is a Default;

(e)	acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised; or

(f)	instructing lawyers, accountants, tax advisers, surveyors or other professional advisers or experts (including, for the avoidance of doubt, an Independent Expert) as permitted under this Agreement.

13.	MITIGATION BY THE LENDER

13.1	Mitigation

(a)	The Lender shall, in consultation with the Borrower, take all reasonable steps to mitigate any circumstances which arise and which would result in the Facility ceasing to be available or any amount becoming payable under or pursuant to any of Clause 9.3 (Minimum interest) or Clause 11 (Tax gross up and indemnities).

(b)	Paragraph (a) above does not in any way limit the obligations of the Borrower under the Finance Documents.

13.2	Limitation of liability

(a)	The Borrower shall promptly indemnify the Lender for all costs and expenses reasonably incurred by the Lender as a result of steps taken by it under Clause 13.1 (Mitigation).

(b)	The Lender is not obliged to take any steps under Clause 13.1 (Mitigation) if, in the opinion of the Lender (acting reasonably), to do so might be prejudicial to it.

14.	COSTS AND EXPENSES

14.1	Transaction expenses

The Borrower shall promptly on demand pay the Lender the amount of all costs and expenses (including legal fees up to a pre-agreed cap of US$ 20,000) reasonably incurred by it in connection with the negotiation, preparation, and execution of:

(a)	this Agreement, the Finance Documents and any other documents referred to in this Agreement (including, for the avoidance of doubt, the Warrant Agreement); and

(b)	any other Finance Document executed after the date of this Agreement.

14.2	Amendment costs

If the Borrower requests any material amendment, waiver or consent the Borrower shall, within ten (10) Business Days of demand, reimburse the Lender for the amount of all costs and expenses (including legal fees) reasonably incurred by the Lender in responding to, evaluating, negotiating or complying with that request or requirement.

14.3	Enforcement and preservation costs

The Borrower shall, within ten (10) Business Days of demand, pay to the Lender the amount of all costs and expenses (including legal fees) incurred by it in connection with the enforcement of or the preservation of any rights under any Finance Document and any proceedings instituted by or against the Lender as a consequence of enforcing these rights.

15.	REPRESENTATIONS

The Borrower makes the representations and warranties set out in this Clause 15 to the Lender.

15.1	Status

(a)	It is a corporation, duly incorporated and validly existing under the laws of Switzerland.

(b)	It has the power to own its assets and carry on its business as it is being conducted.

15.2	Binding obligations

Subject to the Legal Reservations, the obligations expressed to be assumed by it in each Finance Document to which it is a party are legal, valid, binding and enforceable obligations.

15.3	Non-conflict with other obligations

The entry into and performance by it of, and the transactions contemplated by, the Finance Documents do not and will not conflict with:

(a)	any law or regulation applicable to it;

(b)	its constitutional documents; or

(c)	any agreement or instrument binding upon it or any of its assets or constitute a default or termination event (however described) under any such agreement or instrument.

15.4	Power and authority

(a)	It has the power to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery of, the Finance Documents to which it is or will be a party and the transactions contemplated by those Finance Documents.

(b)	No limit on its powers will be exceeded as a result of the borrowing or grant of security or giving of indemnities contemplated by the Finance Documents to which it is a party.

15.5	Validity and admissibility in evidence

All Authorisations required or desirable:

(a)	to enable it lawfully to enter into, exercise its rights and comply with its obligations in the Finance Documents to which it is a party; and

(b)	to make the Finance Documents to which it is a party admissible in evidence in its Relevant Jurisdictions,

have been obtained or effected and are in full force and effect.

15.6	Governing law and enforcement

(a)	The choice of governing law of the Finance Documents will be recognised and enforced in Switzerland.

(b)	Any judgment obtained in relation to a Finance Document in the jurisdiction of the governing law of that Finance Document will be recognised and enforced in Switzerland.

15.7	Insolvency

No:

(a)	corporate action, legal proceeding or other procedure or step described in paragraph (a) of Clause 18.7 (Insolvency proceedings); or

(b)	creditors' process described in Clause 18.8 (Creditors' process),

has been taken or, to the knowledge of the Borrower, threatened in relation to it; and none of the circumstances described in Clause 18.6 (Insolvency) apply to it.

15.8	No filing or stamp taxes

Under the laws of its incorporation it is not necessary that the Finance Documents be filed, recorded or enrolled with any court or other authority in that jurisdiction or that any stamp, registration, notarial or similar Taxes or fees be paid on or in relation to the Finance Documents or the transactions contemplated by the Finance Documents.

15.9	Deduction of Tax

It is not required to make any deduction for or on account of Tax from any payment it may make under any Finance Document.

15.10	No default

(a)	No Event of Default and, on the date of this Agreement and Utilisation, no Default is continuing or is reasonably likely to result from the making of the Loan or the entry into, the performance of, or any transaction contemplated by, any Finance Document.

(b)	No other event or circumstance is outstanding which constitutes (or, with the expiry of a grace period, the giving of notice, the making of any determination or any combination of any of the foregoing, would constitute) a default or termination event (however described) under any other agreement or instrument which is binding on it or to which its assets are subject which has or is reasonably likely to have a Material Adverse Effect.

15.11	No misleading information

Any written factual information provided by the Borrower for the purposes of the transactions contemplated by this Agreement was true and accurate in all material respects as at the date it was provided or as at the date (if any) at which it is stated.

15.12	No proceedings

(a)	No litigation, arbitration or administrative proceedings or investigations of, or before, any court, arbitral body or agency which, if adversely determined, are reasonably likely to have a Material Adverse Effect have (to the best of its knowledge and belief (having made due and careful enquiry)) been started or threatened against it or any of its Subsidiaries.

(b)	No judgment or order of a court, arbitral body or agency which is reasonably likely to have a Material Adverse Effect has (to the best of its knowledge and belief (having made due and careful enquiry)) been made against it or any of its Subsidiaries.

15.13	No breach of laws

It has not breached any law or regulation which breach has or is reasonably likely to have a Material Adverse Effect.

15.14	Good title to assets

It and each of its Subsidiaries has a good, valid and marketable title to, or valid leases or licences of, and all appropriate Authorisations to use, the assets necessary to carry on its business as presently conducted.

15.15	No violation of Sanctions

(a)	Neither the Borrower nor any of its Affiliates nor, to the knowledge of the Borrower, any director, officer, agent, employee or Affiliate of any of them is a person or entity that is, or is owned 50 per cent. or more or controlled by one or more persons or entities that are:

(i)	on the list of Specially Designated Nationals and Blocked Persons maintained by the U.S. Department of Treasury’s Office of Foreign Asset Control ("OFAC SDN List");

(ii)	the subject of any economic sanctions administered or enforced by OFAC or the U.S. State Department, the United Nations Security Council ("UNSC"), the European Union ("EU"), Her Majesty’s Treasury ("HMT"), or other relevant sanctions authority (collectively, "Sanctions"), nor has a place of business in, or is operating, organized, resident or doing business in, a country or territory that is, or whose government is, the subject of OFAC’s sanctions programs (including, without limitation, Crimea, Cuba, Iran, North Korea, Sudan and Syria) ("Sanctions Programs").

(b)	The Borrower and its Affiliates shall not, directly or indirectly, use the proceeds received under this Agreement, or lend, contribute, facilitate or otherwise make available such proceeds, directly or indirectly, to any Person:

(i)	to fund, directly or indirectly, any activities or business of or with any Person that is identified on the OFAC SDN List or that is an entity that is owned 50 per cent or more by one or more persons that are on the OFAC SDN List, or in any country or territory, that, during the time of such funding activities, is, or whose government is, the subject of Sanctions or Sanctions Programs; or

(ii)	in any other manner that will result in a violation of Sanctions.

(c)	The Borrower is not in violation of any of the sanctions imposed pursuant to the Countering America’s Adversaries Through Sanctions Act.

15.16	Valid issuance of Borrower Shares

If and when issued upon the exercise by the Lender of the Conversion Right, the Borrower Shares will have been validly issued to the Lender.

15.17	Compliance with laws governing the issuance of Borrower Shares

The Borrower has complied with and will at all times comply with all applicable laws and regulations (including, without limitation, stock exchange regulations) which are relevant in connection with the issuance and listing of any Borrower Shares to be delivered to the Lender upon the exercise by the Lender of the Conversion Right.

15.18	Times when representations made

(a)	All the representations and warranties in this Clause 15 are made by the Borrower on the date of this Agreement except for the representations and warranties set out in Clause 15.11 (No misleading information) which are deemed to be made by the Borrower on the date of this Agreement and on the date of Utilisation.

(b)	The Repeating Representations are deemed to be made by the Borrower on the first day falling after each Repayment Date.

(c)	Each representation or warranty deemed to be made after the date of this Agreement shall be deemed to be made by reference to the facts and circumstances existing at the date the representation or warranty is deemed to be made.

16.	INFORMATION UNDERTAKINGS

The undertakings in this Clause 16 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents.

16.1	Information: miscellaneous

The Borrower shall supply to the Lender:

(a)	promptly upon becoming aware of them, the details of any litigation, arbitration or administrative proceedings which are current, threatened or pending against the Borrower or any of its Subsidiaries, and which, if adversely determined, are reasonably likely to have a Material Adverse Effect;

(b)	promptly upon becoming aware of them, the details of any judgment or order of a court, arbitral body or agency which is made against the Borrower or any of its Subsidiaries which is reasonably likely to have a Material Adverse Effect; and

(c)	promptly, subject to any statutory or regulatory limitation under applicable law, on request, such further information regarding the financial condition, assets and operations of the Borrower as the Lender may reasonably request.

16.2	Notification of default

The Borrower shall notify the Lender of any Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence.

17.	GENERAL UNDERTAKINGS

The undertakings in this Clause 17 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents.

17.1	Authorisations

The Borrower shall promptly obtain, comply with and do all that is necessary to maintain in full force and effect any Authorisation required under any Swiss law or regulation to:

(a)	enable it to perform its obligations under the Finance Documents;

(b)	ensure the legality, validity, enforceability or admissibility in evidence of any Finance Document; and

(c)	carry on its business where failure to do so has or is reasonably likely to have a Material Adverse Effect.

17.2	Compliance with laws

The Borrower shall comply in all respects with all laws to which it may be subject, if failure so to comply has or is reasonably likely to have a Material Adverse Effect.

17.3	Anti-corruption law

The Borrower shall neither directly nor indirectly use the proceeds of the Facility for any purpose which would be in breach of any Anti-Corruption Laws, Anti-Money Laundering Laws or any Sanctions Laws.

17.4	Pari passu ranking

The Borrower shall ensure that at all times any unsecured and unsubordinated claims of the Lender against it under the Finance Documents rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors except those creditors whose claims are mandatorily preferred by laws of general application to companies.

17.5	Compliance with Non-Bank Rules

(a)	The Borrower shall ensure that it is at all times in compliance with the Non-Bank Rules.

(b)	With respect to any deduction on account of Swiss Withholding Tax, paragraph (a) above shall not be breached if the number of creditors of the Borrower in respect of either the 10 Non-Bank Rule or the 20 Non-Bank Rule is exceeded solely as a result of of a failure by a Lender to comply with its obligations under Clause 17 (Changes to Parties), a Lender having given an incorrect information as to its status as Qualifying Bank or having lost its status as Qualifying Bank or as one (1) creditor only for the purposes of the Non-Bank Rules. For the avoidance of doubt, the Borrower acknowledges that it is aware of the fact that the Original Lender does not qualify as Qualifying Bank but counts as one (1) creditor for the purposes of the Non-Bank Rules.

17.6	Access

If an Event of Default is continuing or the Lender reasonably suspects an Event of Default is continuing or may occur, the Borrower shall permit the Lender and/or accountants or other professional advisers and contractors of the Lender, subject to any statutory or regulatory limitations under applicanbel law, free access at all reasonable times and on reasonable notice at the risk and cost of the Borrower to (a) the premises, assets, books, accounts and records of the Borrower and (b) meet and discuss matters with the senior management of the Borrower.

18.	EVENTS OF DEFAULT

Each of the events or circumstances set out in this Clause 18 is an Event of Default (save for Clause 18.16 (Acceleration)).

18.1	Non-payment

The Borrower does not pay on the due date any amount payable pursuant to a Finance Document at the place at and in the currency in which it is expressed to be payable unless:

(a)	its failure to pay is caused by:

(i)	administrative or technical error; or

(ii)	a Disruption Event; and

(b)	payment is made within three (3) Business Days of its due date.

18.2	Failure to deliver Borrower Shares upon Conversion

The required number of Borrower Shares is not delivered to the Lender or its designee within five (5) Business Days after the Conversion Date in accordance with paragraph (b) of Clause 7.3 (Delivery of Borrower Shares) or the Borrower fails to comply with any of its other obligation under paragraph (b) of Clause 7.3 (Delivery of Borrower Shares) unless:

(a)	the relevant failure to deliver the required number of Borrower Shares is caused by:

(i)	administrative or technical error; or

(ii)	a Disruption Event; and

(b)	delivery is made within three (3) Business Days of its due date.

18.3	Other obligations

The Borrower does not comply with any provision of the Finance Documents (other than those referred to in Clause 18.1 (Non-payment) or Clause 18.2 (Failure to deliver Borrower Shares upon Conversion)) and such failure is, if capable of being remedied, not remedied within ten (10) Business Days of the earlier of (a) the Lender giving notice to the Borrower and (b) the Borrower becoming aware of the failure to comply.

18.4	Misrepresentation

Any representation or statement made or deemed to be made by the Borrower in the Finance Documents or any other document delivered by or on behalf of the Borrower under or in connection with any Finance Document is or proves to have been incorrect or misleading when made or deemed to be made.

18.5	Cross default

(a)	Any Financial Indebtedness of the Borrower is not paid when due nor within any originally applicable grace period.

(b)	Any Financial Indebtedness of the Borrower is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described).

(c)	Any commitment for any Financial Indebtedness of the Borrower is cancelled or suspended by a creditor of the Borrower as a result of an event of default (however described).

(d)	Any creditor of the Borrower becomes entitled to declare any Financial Indebtedness of the Borrower due and payable prior to its specified maturity as a result of an event of default (however described).

(e)	No Event of Default will occur under this Clause 18.5 if the aggregate amount of Financial Indebtedness or commitment for Financial Indebtedness falling within paragraphs (a) to (d) above is less than US$ 500,000 (or its equivalent in any other currency or currencies).

18.6	Insolvency

(a)	The Borrower:

(i)	is unable or admits inability to pay its debts as they fall due;

(ii)	is over-indebted (überschuldet) within the meaning of article 725 of the Swiss Code of Obligations and its board of directors becomes obliged to inform the competent bankruptcy court thereof; or

(iii)	suspends or threatens to suspend making payments on any of its debts; or

(iv)	by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors (excluding the Lender in its capacity as such) with a view to enter into a standstill or similar agreement.

(b)	A moratorium is declared in respect of any indebtedness of the Borrower. If a moratorium occurs, the ending of the moratorium will not remedy any Event of Default caused by that moratorium.

18.7	Insolvency proceedings

(a)	Any corporate action, legal proceedings or other procedure or step is taken in relation to:

(i)	the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of the Borrower;

(ii)	a composition, compromise, assignment or arrangement with any creditor of the Borrower;

(iii)	the appointment of a liquidator, receiver, administrative receiver, administrator, compulsory manager or other similar officer in respect of the Borrower or any of the Borrower’s assets, or any analogous procedure or step is taken in any jurisdiction.

(b)	Paragraph (a) shall not apply to any debt enforcement proceeding which is frivolous or vexatious or disputed by the Borrower acting diligently and in good faith and which is, in either case, discharged, stayed or dismissed within the applicable time frame under applicable law, but in any event within 30 calendar days.

18.8	Creditors' process

Any expropriation, attachment, sequestration, distress or execution or any analogous process in any jurisdiction affects any asset or assets of the Borrower having an aggregate value of US$ 500,000 and is not discharged within 30 calendar days.

18.9	Unlawfulness and invalidity

(a)	It is or becomes unlawful for the Borrower to perform any of its obligations under the Finance Documents.

(b)	Any material obligation or obligations of the Borrower under any Finance Documents are not (subject to the Legal Reservations) or cease to be legal, valid, binding or enforceable and the cessation individually or cumulatively materially and adversely affects the interests of the Lender under the Finance Documents.

18.10	Cessation of business

The Borrower suspends or ceases to carry on (or threatens to suspend or cease to carry on) all or a material part of its business.

18.11	Repudiation and rescission of agreements

The Borrower rescinds or purports to rescind or repudiates or purports to repudiate a Finance Document or evidences an intention to rescind or repudiate a Finance Document.

18.12	Litigation

Any litigation, arbitration or administrative proceedings or investigations of, or before, any court, arbitral body or agency are started or threatened, or any judgment or order of a court, arbitral body or agency is made, in relation to the Finance Documents or the transactions contemplated in the Finance Documents or against the Borrower or its assets which have, or has, or are, or is, reasonably likely to have a Material Adverse Effect.

18.13	Material adverse change

Any event or circumstance occurs which the Lender reasonably believes has or is reasonably likely to have a Material Adverse Effect.

18.14	Non-compliance with Standby Equity Distribution Agreement

The Borrower does not comply with any of its material obligations under the Standby Equity Distribution Agreement.

18.15	Delisting of Borrower Shares

The Borrower Shares are delisted from the Relevant Exchange without being listed on another Relevant Exchange.

18.16	Acceleration

On and at any time after the occurrence of an Event of Default which is continuing the Lender may:

(a)	by notice to the Borrower:

(i)	declare that all or part of the Loan, together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents be immediately due and payable, at which time they shall become immediately due and payable; and/or

(ii)	declare that all or part of the Loan be payable on demand, at which time they shall immediately become payable on demand by the Lender; and/or

(b)	exercise any or all of its rights, remedies, powers or discretions under the Finance Documents.

19.	COVENANT OF LENDER

From the date of this Agreement for so long as any amount is outstanding under the Finance Documents, neither the Lender nor any of its Affiliates shall have any open short position in Borrower Shares, and the Lender agrees that it will not, and that it will cause its Affiliates not to, engage in any short sales with respect to the Borrower Shares.

20.	CHANGES TO THE PARTIES

20.1	Transfers by the Lender

Subject to this Clause 19, the Lender (the "Existing Lender") may transfer by way of assumption of contract (Vertragsübernahme) any of its rights and obligations to any other third party (the "New Lender"), subject to the consent of the Borrower, which shall not be unreasonably withheld.

20.2	Conditions of transfer

(a)	A transfer may be conducted on such terms and conditions as agreed between the Existing Lender and the New Lender.

(b)	Following the transfer:

(i)	the Borrower and the Existing Lender shall be released from further obligations towards one another under the Finance Documents and their respective rights against one another under the Finance Documents shall be cancelled (being the "Discharged Rights and Obligations");

(ii)	the Borrower and the New Lender shall assume obligations towards one another and/or acquire rights against one another which differ from the Discharged Rights and Obligations only insofar as the Borrower and the New Lender have assumed and/or acquired the same in place of the Borrower and the Existing Lender; and

(iii)	the New Lender shall become a Party as a "Lender".

20.3	Exposure transfers (including sub-participations)

In addition to transfers pursuant to 20.1 (Transfers by the Lender), a Lender may enter into any other arrangement with another person under which such Lender transfers all or any part of its exposure under the Finance Documents to that other person, provided that under such arrangement throughout the life of such arrangement:

(a)	the relationship between the Lender and that other person is that of a debtor and creditor (including in the bankruptcy or similar event of the Lender or the Borrower);

(b)	the other person will have no proprietary interest in the benefit of this Agreement or in any monies received by the Lender under or in relation to this Agreement; and

(c)	the other person will under no circumstances (other than permitted transfers and assignments under Clause 20.1 (Transfers by the Lender)) (y) be subrogated to, or substituted in respect of, the Lender’s claims under this Agreement; and (z) have otherwise any contractual relationship with, or rights against, the Borrower under or in relation to this Agreement.

20.4	Assignments and transfers by the Borrower

The Borrower may not assign any of its rights or transfer any of its rights or obligations under the Finance Documents, neither in form of a transfer of assets (Vermögensübertragung) pursuant to articles 69 et seq. Swiss Merger Law nor otherwise.

21.	PAYMENT MECHANICS

21.1	Payments in general

(a)	On each date on which the Borrower or the Lender is required to make a payment under a Finance Document, the funds shall be me made available (unless a contrary indication appears in a Finance Document) for value on the due date at the time and in such funds specified by the Lender as being customary at the time for settlement of transactions in dollars in the place of payment.

(b)	Subject to the provisions of Clause 4 (Utilisation) and the fulfilment of the conditions set out in Clause 5 (Conditions to Utilisation) Loan is to be made available for value on the Utilisation Date by transfer to the following account of the Borrower held with UBS Switzerland AG: IBAN: CH46 0024 3243 1843 2060 A / SWIFT: UBSWCHZH801A.

(c)	All payments to the Lender under this Agreement shall be paid to an account as communicated by the Lender.

21.2	Partial payments

(a)	If the Lender receives a payment for application against amounts due in respect of any Finance Documents that is insufficient to discharge all the amounts then due and payable by the Borrower under those Finance Documents, the Lender shall apply that payment towards the obligations of the Borrower under the Finance Documents in the following order:

(i)	first, in or towards payment pro rata of any unpaid amount owing to the Lender under the Finance Documents;

(ii)	secondly, in or towards payment pro rata of any accrued interest, fee or commission due but unpaid under those Finance Documents;

(iii)	thirdly, in or towards payment pro rata of any principal due but unpaid under those Finance Documents; and

(iv)	fourthly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents.

(b)	The Lender may, in its absolute discretion, vary the order set out in paragraphs (a)(ii) to (a)(iv) above.

(c)	Paragraphs (a) and (b) above will override any appropriation made by the Borrower.

21.3	Business Days

(a)	Any payment under the Finance Documents which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

(b)	During any extension of the due date for payment of any principal or Unpaid Sum under this Agreement interest is payable on the principal or Unpaid Sum at the rate payable on the original due date.

21.4	Currency of account

(a)	Subject to paragraphs (b) and (c) below, dollars is the currency of account and payment for any sum due from the Borrower under any Finance Document.

(b)	Each payment in respect of costs, expenses or Taxes shall be made in the currency in which the costs, expenses or Taxes are incurred.

(c)	Any amount expressed to be payable in a currency other than dollars shall be paid in that other currency.

22.	SET-OFF

(a)	The Lender may set off any obligation due from the Borrower under the Finance Documents or any other agreement against any obligation owed by the Lender to the Borrower (including, without limitation, obligations owed by the Lender to the Borrower under the Standby Equity Distribution Agreement, provided, however, that the Lender shall reasonably prior to the delivery of any shares of the Borrower under the terms of the Standby Equity Distribution Agreement indicate to the Borrower its intention to declare a set off such that the Borrower is in a position to obtain the audit confirmation required in connection with the capital increase effected to issue Borrower shares in performance of the Borrower's obligations under the Standby Equity Distribution Agreement), regardless of the place of payment or currency of either obligation and even before the maturity of such obligations.

(b)	The Borrower waives its right to offset its obligations under the Finance Documents against any claims it may have against the Lender and/or any party acquiring rights under the Finance Documents, even if such claim by way of set-off against the Lender, or any party acquiring rights hereunder, may not be recoverable as a result of insolvency or over-indebtedness.

23.	NOTICES

23.1	Communications in writing

Any communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made by email or letter.

23.2	Addresses

The address and email address (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with the Finance Documents is:

(a)	in the case of the Borrower:

WISeKey International Holding AG

General-Guisan-Strasse 6

6300 Zug

Switzerland

Attn.: Peter Ward, Chief Financial Officer
Email: peter.ward@wisekey.com

with a copy to:

Homburger AG
Hardstrasse 201
8005 Zurich

Switzerland

Attn.: David Oser

Email: david.oser@homburger.ch

(b)	in the case of the Lender:

YA II PN, Ltd.,

c/o Yorkville Advisors Global, LP

1012 Springfield Avenue
Mountainside, NJ 07092

Attn.: David Gonzalez, General Counsel
Email: Legal@yorkvilleadvisors.com

with a copy to:

Baker McKenzie Zurich

Holbeinstrasse 30

P.O. Box

8034 Zurich

Switzerland

Attn.: Matthias Courvoisier and Philip Spoerlé
Email: Matthias.Courvoisier@bakermckenzie.com /

    Philip.Spoerle@bakermckenzie.com

or any substitute address or email address or department or officer as any Party may communicate to the other Party by not less than five (5) Business Days' notice.

23.3	Delivery

(a)	Any communication or document made or delivered by one person to another under or in connection with the Finance Documents will only be effective:

(i)	if by way of letter, when it has been received by the addressee; or

(ii)	if by way of email, when it has been received by the addressee in readable form;

and, if a particular department or officer is specified as part of its address details provided under Clause 23.2 (Addresses), if addressed to that department or officer.

(b)	Any communication or document to be made or delivered to the Lender will be effective only when actually received by the Lender and then only if it is expressly marked for the attention of the department or officer identified with the Lender's signature below (or any substitute department or officer as the Lender shall specify for this purpose).

(c)	Any communication or document which becomes effective, in accordance with paragraphs (a) and (b) above, after 5:00 p.m. in the place of receipt shall be deemed only to become effective on the following day.

23.4	Electronic communication

Both Parties agree that any communication and information made between them as well as between them and their external advisers and consultants may be made by encrypted or unencrypted electronic mail or other electronic means, as an accepted form of communication, unless and until notified to the contrary. Each Party confirms to have been made aware of the special risks involved in using email and acknowledges and agrees that the other Party does not accept any liability, warranty or responsibility in respect thereof.

23.5	English language

(a)	Any notice given under or in connection with any Finance Document must be in English.

(b)	All other documents provided under or in connection with any Finance Document must be:

(i)	in English; or

(ii)	if not in English, and if so required by the Lender, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.

24.	DAY COUNT CONVENTION

Any interest, commission or fee accruing under a Finance Document will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of 365 days.

25.	PARTIAL INVALIDITY

If, at any time, any provision of a Finance Document is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

26.	REMEDIES AND WAIVERS

No failure to exercise, nor any delay in exercising, on the part of the Lender, any right or remedy under a Finance Document shall operate as a waiver of any such right or remedy or constitute an election to affirm any Finance Document. No election to affirm any Finance Document on the part of the Lender shall be effective unless it is in writing. No single or partial exercise of any right or remedy shall prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in each Finance Document are cumulative and not exclusive of any rights or remedies provided by law.

27.	AMENDMENTS AND WAIVERS

Any term of the Finance Documents (including this Clause) may be amended or waived only with the consent of the Lender and the Borrower.

28.	NON-DISCLOSURE OF NON-PUBLIC INFORMATION

The Borrower covenants and agrees that it shall refrain from disclosing, and shall cause its officers, directors, employees, advisors and agents to refrain from disclosing, any material nonpublic information to the Lender without also disseminating such information to the public.

29.	CONFIDENTIAL INFORMATION

29.1	Confidentiality

Each Party agrees to keep all Confidential Information confidential and not to disclose it to anyone, save to the extent permitted by Clause 29.2 (Disclosure of Confidential Information), and to ensure that all Confidential Information is protected with security measures and a degree of care that would apply to its own confidential information.

29.2	Disclosure of Confidential Information

Each Party may disclose:

(a)	to any of its Affiliates and any of its or their officers, directors, employees, professional advisers, auditors, partners and Representatives such Confidential Information as the relevant Party shall consider appropriate if any person to whom the Confidential Information is to be given pursuant to this paragraph (a) is informed in writing of its confidential nature except that there shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of the information or is otherwise bound by requirements of confidentiality in relation to the Confidential Information;

(b)	in case of the Lender, to any person:

(i)	to (or through) whom it assigns or transfers (or may potentially assign or transfer) all or any of its rights and/or obligations under one or more Finance Documents and to any of that person's Affiliates, Representatives and professional advisers;

(ii)	with (or through) whom it enters into (or may potentially enter into), whether directly or indirectly, any sub-participation in relation to, or any other transaction under which payments are to be made or may be made by reference to, one or more Finance Documents and/or the Borrower and to any of that person's Affiliates, Representatives and professional advisers;

(iii)	who invests in or otherwise finances (or may potentially invest in or otherwise finance), directly or indirectly, any transaction referred to in paragraph (b)(i) or (b)(ii) above,

in each case, such Confidential Information as the Lender shall consider appropriate if in relation to paragraphs (b)(i), (b)(ii) and (b)(i) above, the person to whom the Confidential Information is to be given has entered into a confidentiality undertaking except that there shall be no requirement for a confidentiality undertaking if the recipient is a professional adviser and is subject to professional obligations to maintain the confidentiality of the Confidential Information; and

(c)	to any person:

(i)	appointed by the relevant Party to receive communications, notices, information or documents delivered pursuant to the Finance Documents on its behalf;

(ii)	to any person to whom information is required or requested to be disclosed by any court of competent jurisdiction or any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation;

(iii)	to whom information is required to be disclosed in connection with, and for the purposes of, any litigation, arbitration, administrative or other investigations, proceedings or disputes;

(iv)	who is a Party; or

(v)	with the consent of the other Party,

in each case, such Confidential Information as the disclosing Party shall consider appropriate if:

(A)	in relation to paragraph (c)(i) above, the person to whom the Confidential Information is to be given has entered into a confidentiality undertaking or is otherwise bound by requirements of confidentiality in relation to the Confidential Information they receive and is informed that some or all of such Confidential Information may be price-sensitive information;

(B)	in relation to paragraphs (c)(ii) and (c)(iii) above, the person to whom the Confidential Information is to be given is informed of its confidential nature.

29.3	Entire agreement

This Clause 29 constitutes the entire agreement between the Parties in relation to the obligations of the Parties under the Finance Documents regarding Confidential Information and supersedes any previous agreement, whether express or implied, regarding Confidential Information.

29.4	Continuing obligations

The obligations in this Clause 29 are continuing and, in particular, shall survive and remain binding on the Lender for a period of twelve (12) months from the earlier of:

(a)	the date on which all amounts payable by the Borrowers under or in connection with the Finance Documents have been paid in full; and

(b)	the date on which the Lender otherwise ceases to be Lender.

30.	ENTIRE AGREEMENT

This Agreement (including the Schedules hereto and the documents and instruments referred to in this Agreement that are to be delivered pursuant to this Agreement) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements or representations by or among the Parties, or any of them, written or oral, with respect to the subject matter of this Agreement.

31.	COUNTERPARTS AND CONCLUSION OF CONTRACT

(a)	This Agreement may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of this Agreement.

(b)	This Agreement may be concluded by an exchange of signed signature pages, transmitted by way of fax or attached as an electronic photocopy (.pdf, .tif, etc.) to email.

32.	GOVERNING LAW AND JURISDICTION

32.1	Governing law

This Agreement is governed by the laws of Switzerland.

32.2	Jurisdiction

Each Party agrees that any legal action arising out of or relating to this Agreement, including actions relating to disputes on the conclusion, validity or amendment of this Agreement, must be brought exclusively before the courts of the City of Zurich, Switzerland.

This Agreement has been entered into on the date stated at the beginning of this Agreement.

SCHEDULE 1
CONDITIONS PRECEDENT

PART I
CONDITIONS PRECEDENT TO SIGNING OF THE AGREEMENT

1	BORROWER

(a)       A copy of the constitutional documents of the Borrower.

(b)	A copy of a resolution of the board or, if applicable, a committee of the board of directors of the Borrower:

(i)	approving the terms of, and the transactions contemplated by, the Finance Documents and resolving that it execute, deliver and perform the Finance Documents;

(ii)	authorising a specified person or persons to execute the Finance Documents on its behalf; and

(iii)	authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices to be signed and/or despatched by it under or in connection with the Finance Documents.

2	FINANCE DOCUMENTS

This Agreement executed by the Borrower.

3	OTHER CONDITIONS PRECEDENT

The Warrant Agreement executed by the Borrower.

PART II
CONDITIONS PRECEDENT TO UTILISATION

Evidence that the fees, costs and expenses then due from the Borrower pursuant to Clause 10 (Fees) and Clause 14 (Costs and expenses) have been paid or will be paid by the Utilisation Date.

SCHEDULE 2
ADJUSTMENT MECHANICS

1	EVENTS LEADING TO ADJUSTMENTS TO THE CONVERSION PRICE

(a)	Increase of capital by means of capitalization of reserves, profits or premiums by distribution of Borrower Shares, or division or consolidation of Borrower Shares

In the event of a change in the Borrower's share capital as a result of capitalization of reserves, profits or premiums, by means of the distribution of Borrower Shares, save for a distribution of Borrower Shares as a Dividend as set out in section 1(d) of this Schedule 2, and in the event of division or consolidation of Borrower Shares, the Conversion Price shall be adjusted by multiplying the Conversion Price in force immediately prior to such change by the result of the following formula:

NOld/NNew

where:

NOld	is the number of Borrower Shares existing before the change in share capital; and

NNew	is the number of Borrower Shares existing after the change in share capital.

Such adjustment shall become effective on the date on which such Borrower Shares are distributed or, in the event of division or consolidation of Borrower Shares, on the first day the Borrower Shares are traded on the new basis on the Relevant Exchange.

(b)	Issue of Borrower Shares or Other Securities by way of conferring subscription or purchase rights

If (i) the Borrower grants to holders of Borrower Shares any rights or options, warrants or other rights to subscribe for or acquire Borrower Shares, Other Securities or securities convertible or exchangeable into Borrower Shares or Other Securities, or (ii) any third party with the consent of the Borrower issues to holders of Borrower Shares any rights, options or warrants to purchase any Borrower Shares, Other Securities or securities convertible or exchangeable into Borrower Shares or Other Securities (the rights referred to in (i) and (ii) collectively and individually being the "Purchase Rights"), the Conversion Price shall be adjusted by multiplying the Conversion Price in force immediately prior to such issue or grant by the result of the following formula:

(Pcum – R)/Pcum

where:

Pcum	is the Current Market Price by reference to whichever is the later of (x) the date on which the Borrower Shares are first traded ex-Purchase Rights on the Relevant Exchange and (y) the Trading Day when the subscription or purchase price for Borrower Shares or Other Securities under the Purchase Right is announced, or, if the day the subscription or purchase price is announced is not a Trading Day, the next following Trading Day; and

R	is the value of the Purchase Right relating to one Borrower Share or Other Security, such value to be calculated as follows:

(A) in the event the Purchase Rights relate to Borrower Shares:

R = Pcum - TERP

where:

TERP = (Nold x Pcum + Nnew x (Prights + Div)) / (Nold + Nnew) and:

TERP	is the theoretical ex-Purchase Rights price; and

Nold	is the number of Borrower Shares existing before the change in share capital; and

Nnew	is the number of offered Borrower Shares contemplated to be newly issued; and

Prights	is the price at which one new Share can be subscribed, exercised or purchased; and

Div	is the amount (in CHF) by which the entitlement to Dividends per existing Share exceeds the entitlement to Dividends per new Borrower Share, (x) if Dividends have already been proposed to the general meeting of shareholders but not yet paid, based on the proposed amount of the Dividends, or (y) if Dividends have not yet been proposed, based on the Dividends paid in the immediately preceding financial year;

provided, however, that no such adjustment shall be made if the subscription or purchase price at which one new Borrower Share can be subscribed or purchased is at least ninety (90) per cent of the Current Market Price on whichever is the later of (x) the date on which the Borrower Shares are first traded ex-Purchase Rights on the Relevant Exchange or (y) the Trading Day when the subscription or purchase price for the Purchase Right is announced, or, if the day the subscription or purchase price is announced is not a Trading Day, the next following Trading Day;

(B)	in the event the Purchase Rights relate to Other Securities or to securities convertible or exchangeable into Borrower Shares or Other Securities and where such Purchase Rights are traded on a regulated stock exchange in Switzerland, the European Union, the United States of America, Canada or Japan:

where:

R=	Nrights x Prights

Nrights	is the number of Purchase Rights granted per Borrower Share; and

Prights	is the VWAP of the Purchase Rights on the Relevant Exchange (or, if no dealing is recorded, the arithmetic mean of the bid and offered prices) during the time Purchase Rights are traded, but not longer than the first ten (10) Trading Days.

(C)	in all other cases where neither of the previous paragraphs (A) or (B) is applicable, R will be determined by a Independent Expert.

Such adjustment shall become effective:

(i)	in the case of sub-section (A) above, on the first day on which the Borrower Shares are traded ex-Purchase Rights on the Relevant Exchange;

(ii)	in the case of sub-section (B) above, five (5) Trading Days after (x) the end of the period during which the Purchase Rights are traded or (y) the tenth (10th) Trading Day of the Purchase Rights, whichever is sooner; and

(iii)	in the case of sub-section (C) above, on the date determined by the Independent Expert.

(c)	Spin-offs and capital distributions other than Dividends

If, in respect of a spin-off or a capital distribution other than Dividends as set out in section 1(d) of this Schedule 2, the Borrower shall issue or distribute to holders of its Borrower Shares any assets, evidence of indebtedness of the Borrower, shares or other rights (other than as referred to in section 1(b) of this Schedule 2) (the "Distribution"), the Conversion Price shall be adjusted as follows:

(i)	In case the Distribution (x) consists of securities that will be traded on a regulated stock exchange in Switzerland, the European Union, the United States of America, Canada or Japan, (y) consists of securities that are traded on a regulated stock exchange in Switzerland, the European Union, the United States of America, Canada or Japan or (z) has otherwise a value which is determinable by reference to a stock exchange quotation or otherwise, by multiplying the Conversion Price in force immediately prior to such issue or distribution by the result of the following formula:

(Pcum – D)/Pcum

where:

Pcum is the Current Market Price by reference to the date on which the Borrower Shares are first traded ex-Distribution on the Relevant Exchange following the relevant Distribution; and

D	is equal to (i) in case of sub-paragraph (i)(x) above, the current market price of the Distribution (in CHF) on the Relevant Exchange, calculated on a per Borrower Share basis, as determined by the Lender, or (ii) in case of sub-paragraph (i)(y), the current market price of the Distribution (in CHF) on the Relevant Exchange on the date by reference to which Pcum has been determined, calculated on a per Borrower Share basis, as determined by the Lender, or (iii) in case of sub-paragraph (i)(z), as determined by a Independent Expert.

whereby for purposes of this provision, the current market price (to determine D) in case of sub-paragraph (i)(x) above shall be deemed to be the average of the VWAPs on the five (5) consecutive Trading Days commencing on the date on which the Borrower Shares are first traded ex-Distribution on the Relevant Exchange, and in case of sub-paragraph (i)(y) shall be deemed to be the average of the VWAPs on the five (5) consecutive Trading Days ending on and including the Trading Day preceding the day on which the Borrower Shares are first traded ex-Distribution. When calculating the average of the VWAPs the gross dividend amount (or any other entitlement), if any, of any dividend (or any other entitlement) paid during either of the above mentioned periods of five (5) consecutive Trading Days, shall be added back to the VWAPs on each of the Trading Days on which the Borrower Shares are traded ex-dividend (or any other entitlement).

(ii)	In all other cases and where there is one (but not more) Distribution on a given Trading Day, by multiplying the Conversion Price in force immediately prior to such issue or distribution by the result of the following formula:

Pafter/Pbefore

where:

Pafter	is the current market price per Share after the date of such Distribution (the "Distribution Date"); and

Pbefore	is the current market price per Borrower Share before the Distribution Date;

whereby for purposes of this provision the current market price per Borrower Share shall be deemed to be the average of the VWAPs, (x) in the case of Pbefore, on the five (5) consecutive Trading Days before the Distribution Date, and (y) in the case of Pafter, on the five (5) consecutive Trading Days after the Distribution Date, as determined by the Lender. When calculating the average of the VWAPs the gross dividend amount (or any other entitlement), if any, of any dividend paid (or any other entitlement) during either of the above mentioned periods of five (5) consecutive Trading Days, shall be added back to the VWAPs on each of the Trading Days on which the Borrower Shares are traded ex-dividend (or any other entitlement).

(iii)	If the Borrower issues or distributes to its shareholders tradable put options as a Dividend with respect to any financial year, the Conversion Price shall be adjusted according to the formula set out in section 1(d) of this Schedule 2.

(iv)	In all other cases where there is more than one such Distribution on a given Trading Day, the Independent Expert will determine the necessary adjustment.

Such adjustment shall become effective, in the case of sub-paragraph (i)(y) above, on the date on which the Distribution is made and, in the case of sub-paragraph (i)(x), (ii) and (iii) above, on the sixth (6th) Trading Day after the Distribution Date and, in the case of sub-paragraph (i)(z) and (iii) above, as determined by a Independent Expert.

(d)       Dividends

If the Borrower pays a Dividend, the Conversion Price shall be adjusted by multiplying the Conversion Price by the following fraction:

(Pcum – D)/ Pcum

where:

Pcum is the Current Market Price with respect to the Effective Date; and

D	is the portion of the Dividend attributable to one Borrower Share as set out below

Any reference to D in the above formula shall be replaced by

(i)	the cash amount in case of a cash dividend or a repayment of paid-in capital;

(ii)	an amount as calculated by the following formula in case of a stock dividend in lieu of a cash dividend:

Current Market Price - (Current Market Price x (NOld / NNew))

where:

Current Market Price is the average of the daily VWAP of one Borrower Share on each of the five (5) consecutive Trading Days ending on and including the Trading Day immediately prior to the Ex-Date;

Nold	is the number of Borrower Shares existing before the change in share capital; and

NNew	is the number of Borrower Shares existing after the change in share capital;

(iii)	an amount as calculated by the following formula in case of tradable put options in lieu of a cash dividend (the "Put Option"):

current market price x (P/N)

where:

current market price is the average of the daily VWAP of the Put Option on each of the five (5) consecutive Trading Days commencing on the Ex-Date;

P	is the number of Put Options to be issued; and

N	is the number of Borrower Shares existing prior to the Ex-Date.

Such adjustment shall become effective on the Ex-Date and in case of Put Options according to sub-paragraph (iii) above, on the sixth (6th) Trading Day following the Ex-Date.

2       CALCULATION OF ADJUSTMENTS

(a)	Each adjustment to be made pursuant to this Schedule 2 shall be calculated by the Lender and shall (in the absence of manifest error) be binding on the Borrower. The Lender may engage the advice or services of any Independent Expert whose advice or services it may consider necessary and rely upon any advice so obtained, and the Lender shall incur no liability as against the Borrower in respect of any action taken, or not taken, or suffered to be taken, or not taken, in accordance with such advice and in exercising due care according to established market practice.

(b)	If in case of any adjustment the resulting Conversion Price is not an integral multiple of CHF 0.01 (one hundredth of a Swiss franc), it shall be rounded to the nearest whole or multiple of CHF 0.01 (one hundredth of a Swiss franc) with 0.005 being rounded upwards.

(c)	The Borrower will procure that a notice is sent to the Lender as soon as practicable after either the date on which any adjustment to the Conversion Price becomes effective or, if no adjustment is required, the date on which it is possible to determine that such is the case.

3       RETROACTIVE ADJUSTMENTS

(a)	If the Conversion Date in relation to any Conversion Amount is (i) before the relevant record date for any issue, sale, grant or offer leading to an adjustment pursuant to section 1 of this Schedule 2, (ii) before publication of the event leading to such Record Date, and (iii) before the relevant adjustment to the Conversion Price becomes effective under section 1(b) of this Schedule 2, and (iv) provided that the Borrower Shares will be delivered to the Lender after the Record Date, the Borrower shall (conditional upon the relevant adjustment becoming effective) procure that there shall be issued to the converting Lender such an additional number of Borrower Shares or additional cash amount (the "Additional Consideration") as, together with the Borrower Shares delivered or to be delivered and the cash amounts to be transferred, if applicable, on conversion of the relevant Conversion Amount is equal to the consideration (in form of cash amounts or Borrower Shares as set out in sections 1(b) and 1(c) of this Schedule 2) which would have been required to be delivered on conversion of such Conversion Amount if the relevant adjustment to the Conversion Price had in fact been made and become effective prior to the Conversion Date (the "Retroactive Adjustment").

(b)	Without prejudice to the provisions of Clause 7 (Conversion), upon a Retroactive Adjustment becoming effective in accordance with this section 3 of this Schedule 2, the delivery of the relevant Additional Consideration shall be made within ten (10) Business Days after the first date it is possible to calculate such adjustment but not earlier than the Record Date. Without prejudice to the foregoing and to mandatory provisions of applicable law, in the event that an issue, sale, grant or offer leading to an adjustment pursuant to section 1 of this Schedule 2 is effected between the above Conversion Date and the date of delivery of the relevant Additional Consideration, the Borrower shall request a Independent Expert to determine the amount of the further consideration to be made to the Lender, whether in kind or in cash, so that the Lender may be substantially treated as if it actually held the Additional Consideration on the Conversion Date.

4	EVENTS NOT GIVING RISE TO ADJUSTMENTS No adjustment to the Conversion Price will be made:

(a)	if Borrower Shares or Other Securities (including pre-emptive rights, options or warrants in relation to Borrower Shares or Other Securities) are issued, offered or granted to, or for the benefit of, members of the board of directors, officers, employees or advisors of the Borrower or any of its Subsidiaries or any associated company or to trustees to be held for the benefit of any such person in any such case pursuant to any employee share or option scheme; or

(b)	if the Conversion Price would fall below the nominal value of a Borrower Share. In this case, the Conversion Price will be adjusted to the nominal value of a Borrower Share and any remaining reduction of the Conversion Price resulting from such adjustment or from any further adjustment will be carried forward and only be applied if and to the extent the nominal value of a Borrower Share will be reduced.

5	OTHER EVENTS

If the Lender determines after consultation with the Borrower, that notwithstanding sections 1 and 2 of this Schedule 2 an adjustment should be made to the Conversion Price as a result of one or more events or circumstances not referred to in section 1 of this Schedule 2 or circumstances including circumstances listed in section 4 of this Schedule 2 have arisen which have an adverse effect on the (economic value of the) Conversion Right and no adjustment to the Conversion Price under section 1 of this Schedule 2 would otherwise arise or is excluded according to section 4 of this Schedule 2, the Lender shall engage the advice or services of a Independent Expert to determine as soon as practicable what adjustment, if any, to the Conversion Price or amendment, if any, to the terms of this Schedule 2 is fair and reasonable to take account thereof and the date on which such adjustment should take effect. If several events occur which become effective on the same Trading Day and which would lead to an adjustment of the Conversion Price pursuant to section 1 of this Schedule 2, the decision as to the manner of calculating the adjustment of the Conversion Price shall be taken by the Independent Expert. The decision of the Independent Expert shall be conclusive and binding on the Lender and the Borrower.

6	CORRECTION OF ADJUSTMENTS

If an adjustment has been made in accordance with section 1 of this Schedule 2 based on events or circumstances that subsequently are not implemented or are implemented in a manner materially different than anticipated when calculating the adjustment, then the Borrower and the Lender shall determine whether and to what extent the adjustment previously made shall be corrected. The Lender may engage the services of a Independent Expert to determine whether and to what extent a correction shall be made. The decision of the Independent Expert shall be conclusive and binding.

7	APPOINTMENT OF INDEPENDENT EXPERT

If the Borrower and the Lender do not mutually agree on an Expert within seven (7) days from the beginning of the appointment process, each of the Borrower and the Lender shall select an Expert, whereby the so elected Experts shall select together a third Expert. In case the two selected Experts do not mutually agree on a third Expert within seven (7) days after being appointed, each of them shall select another Expert, whereby a Swiss Notary Public appointed by the Lender will pick one of these two Experts as third Expert by drawing lots. In the case of the appointment of three Experts references in this Agreement to an Independent Expert shall be deemed to refer to these three Experts, deciding by majority decision. Decisions of the Independent Expert shall be final and binding on the Borrower and the Lender. The Lender shall incur no liability against the Borrower in respect of any action taken, or suffered to be taken, in accordance with such decision and in good faith. The fees and costs of the Independent Expert shall be borne by the Borrower.

SCHEDULE 3
CONVERSION NOTICE

To:	WISeKey International Holding AG

General-Guisan-Strasse 6

6300 Zug

Switzerland

Attn.: Peter Ward, Chief Financial Officer
Email: peter.ward@wisekey.com

From: [Lender]

Dated: [__________]
Dear Sirs

WISeKey – US$3,500,000 Convertible Loan Agreement
dated 27 June 2019 (the "Agreement")

1.	We refer to the Agreement. This is a Conversion Notice. Terms defined in the Agreement have the same meaning when used in this Conversion Notice unless given a different meaning in this Conversion Notice.

2.	We herewith exercise our Conversion Right as follows:

(a)       Conversion Amount: [____________]

(b)      Conversion Ratio: [Details of calculation]

(c)       Number of Borrower Shares resulting from Conversion: [_____]

(d)      Directions for delivery of Borrower Shares resulting from Conversion:

Account:	[____________]
Account holder:	[____________]
Bank:	[____________]
IBAN share account:	[____________]
SWIFT / BIC:	[____________]
Address account holder:	[____________]

3.	To the extent the Borrower Shares to be delivered are issued out of the conditional share capital (bedingtes Aktienkapital) of the Borrower, we herewith make reference to article [reference to article covering the conditional share capital] of the Borrower 's articles of association.

4.	We kindly ask you to enter [name of account holder] into the share register of the Borrower with voting rights with respect to the Borrower Shares referred to in this Conversion Notice.

5.	This Conversion Notice is irrevocable.

Yours faithfully,

YA II PN, LTD.
as Lender

By:	Yorkville Advisors Global, LP

Its:	Investment Manager

By:	Yorkville Advisors Global II, LLC

Its:	General Partner

By:
Name:
Title:	Member

SIGNATURE PAGE
CONVERTIBLE LOAN AGREEMENT

WISEKEY INTERNATIONAL HOLDING AG

as Borrower

By:	/s/ Carlos Moreira
Name:	Carlos Moreira
Title:	Chairman of the board of directors

By:	/s/ Peter Ward
Name:	Peter Ward
Title:	Member of the board of directors

YA II PN, LTD.
as Lender

By:	Yorkville Advisors Global, LP
Its:	Investment Manager

By:	Yorkville Advisors Global II, LLC
Its:	General Partner

By:	/s/ M. Beck
Name:	M. Beck
Title:	Member